EXHIBIT 10.2
SYNAPTICS INCORPORATED
CHANGE IN CONTROL AND SEVERANCE AGREEMENT

This Change in Control and Severance Agreement (the “Agreement”) is made and entered into by and between Rahul Patel (“Executive”) and Synaptics Incorporated (the “Company”), effective as of the latest date set forth by the signatures of the parties hereto below (the “Effective Date”).

Background
A.The Board of Directors of the Company (the “Board”) recognizes that the possibility of an acquisition of the Company or an involuntary termination can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company shall have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of such an event.
B.The Board believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue Executive’s employment and to motivate Executive to maximize the value of the Company upon a Change in Control (as defined below) for the benefit of its stockholders.
C.The Board believes that it is imperative to provide Executive with severance benefits upon certain terminations of Executive’s service to the Company that enhance Executive’s financial security and provide incentive and encouragement to Executive to remain with the Company notwithstanding the possibility of such an event.
D.Unless otherwise defined herein, capitalized terms used in this Agreement are defined in Section 9 below.

Agreement
The parties hereto agree as follows:
1.Term of Agreement. This Agreement shall become effective as of the Effective Date and terminate upon the date that all obligations of the parties hereto with respect to this Agreement have been satisfied.
2.At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be “at-will,” as defined under applicable law. Except as provided in Sections 3 and 4 below, if Executive’s employment terminates for any reason, Executive shall not be entitled to any severance payments, benefits or compensation.
3.Covered Termination Outside of a Change in Control Period. If Executive experiences a Covered Termination outside of a Change in Control Period, then, subject to (i) Executive delivering to the Company an executed general release of all claims against the Company and its affiliates substantially in a form attached hereto as Exhibit A (a “Release of Claims”) that becomes effective and irrevocable in accordance with Section 14(a)(v) below, or such shorter period of time specified by the Company, following such Covered Termination and (ii) Executive’s continued compliance with Section 12 below, then in addition to any accrued but unpaid salary, bonuses, benefits, vacation and expense reimbursements through the Termination Date payable in accordance with applicable law and Company policies, as applicable, the Company shall provide Executive with the following:
(a)Salary Severance. The Company shall pay to Executive 1.5x Executive’s annual base salary at the rate in effect immediately prior to the Termination Date, payable in a cash lump sum, less applicable withholdings, on the payroll date following the date the Release of Claims becomes effective and irrevocable in accordance with Section 14(a)(v) below and shall include all amounts that would have been payable had the Release of Claims been effective on the Termination Date.

EXHIBIT 10.2

(b)Bonus Severance. The Company shall pay to Executive an amount equal to Executive’s target annual bonus assuming achievement of performance goals at 100% of target at the rate as then in effect, payable in a cash lump sum, less applicable withholdings, on the first payroll date following the date the Release of Claims becomes effective and irrevocable in accordance with Section 14(a)(v) below.
(c)Continued Healthcare. If Executive timely elects to receive continued healthcare coverage (including medical, dental and vision) pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay the full COBRA premiums for Executive and Executive’s covered dependents through the earlier of (i) 18 months from the Termination Date, and (ii) the date Executive and Executive’s covered dependents, if any, (A) are covered by similar healthcare coverage or (B) are eligible for and decline similar healthcare coverage under another employer’s plan(s). Notwithstanding the foregoing, (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover Executive under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments. After the Company ceases to pay premiums pursuant to this Section 3(c), Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance with the provisions of COBRA. Executive shall notify the Company immediately if Executive becomes covered by a group health plan of a subsequent employer.
(d)Equity Acceleration.
(i)Covered Termination within 24 Months of Hire Date. If Executive experiences a Covered Termination at any time within the first twenty-four (24) months following Executive’s date of hire (the “Hire Date”), the vesting and, if applicable, exercisability shall be accelerated and be effective as of immediately prior to Executive’s Termination Date with respect to that number of outstanding and unvested equity awards held by Executive that would have vested if Executive’s Termination Date occurred on the 24 month anniversary of the Termination Date (excluding any such awards that are “market stock units” that vest based on the achievement of a specified level of total stockholder return compared with a predetermined stock index over a performance period [collectively, the “MSUs”]). In such event, any forfeiture restrictions or rights of repurchase with respect to such accelerated equity awards shall lapse. With respect to any awards that vest based on performance besides the MSUs and for which a performance period is still underway as of the Termination Date, then the performance criteria shall be deemed to be achieved at the target level of achievement.
(ii)Covered Termination after 24 Months of Hire Date. If Executive experiences a Covered Termination at any time after twenty-four (24) months following Executive’s Hire Date, the vesting and, if applicable, exercisability shall be accelerated and be effective as of immediately prior to Executive’s Termination Date with respect to that number of outstanding and unvested equity awards held by Executive that would have vested if Executive’s Termination Date occurred on the 12 month anniversary of the Termination Date (excluding any MSUs and “performance based restricted stock units” that are subject to performance-based vesting or forfeiture conditions). In such event, any forfeiture restrictions or rights of repurchase with respect to such accelerated equity awards shall lapse.
4.Covered Termination During a Change in Control Period. If Executive experiences a Covered Termination during a Change in Control Period, then, subject to (i) Executive delivering to the Company an executed Release of Claims that becomes effective and irrevocable in accordance with Section 14(a)(v) below, or such shorter period of time specified by the Company, following such Covered Termination and
(ii) Executive’s continued compliance with Section 12 below, then in addition to any accrued but unpaid salary, bonuses, benefits, vacation and expense reimbursements through the Termination Date payable in accordance with applicable law and the Company policies, as applicable, the Company shall provide Executive with the following:
(a)Salary Severance. The Company shall pay to Executive 2x Executive’s base salary at the rate in effect immediately prior to the Termination Date, payable in a cash lump sum, less applicable withholdings, on the

EXHIBIT 10.2
first payroll date following the date the Release of Claims becomes effective and irrevocable in accordance with Section 14(a)(v) below and shall include all amounts that would have been payable had the Release of Claims been effective on the Termination Date.
(b)Bonus Severance. Executive shall be entitled to receive an amount equal to Executive’s target annual bonus assuming achievement of performance goals at 200% of target at the rate as then in effect, payable in a cash lump sum, less applicable withholdings, on the first payroll date following the date the Release of Claims becomes effective and irrevocable in accordance with Section 14(a)(v) below.
(c)Continued Healthcare. If Executive timely elects to receive continued healthcare coverage (including medical, dental and vision) pursuant to the provisions of the COBRA, the Company shall directly pay the full COBRA premiums for Executive and Executive’s covered dependents through the earlier of (i) 18 months from the Termination Date and (ii) the date Executive and Executive’s covered dependents, if any, (A) are covered by similar healthcare coverage or (B) are eligible for and decline similar healthcare coverage under another employer’s plan(s). Notwithstanding the foregoing, (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover Executive under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments. After the Company ceases to pay premiums pursuant to this Section 4(c), Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance with the provisions of COBRA. Executive shall notify the Company immediately if Executive becomes covered by a group health plan of a subsequent employer.
(d)Equity Acceleration. The vesting and, if applicable, exercisability shall be accelerated and be effective as of immediately prior to Executive’s Termination Date with respect to 100% of the outstanding and unvested equity awards (excluding any MSUs) held by Executive, effective as of immediately prior to Termination Date. In such event, any forfeiture restrictions or rights of repurchase with respect to such accelerated equity awards shall lapse. With respect to any awards that vest based on performance besides the MSUs and for which a performance period is still underway as of the Termination Date, then the performance criteria shall be deemed to be achieved at the target level of achievement. Upon the Termination Date that occurs prior to the closing of a Change in Control, (x) the vested portion of such equity awards shall remain outstanding and/or be exercisable for the period(s) of time set forth in the applicable equity award agreements, (y) Executive’s outstanding equity awards shall cease vesting, and (z) the unvested shares subject to Executive’s outstanding equity awards (including the MSUs) shall remain outstanding (but unvested) until the earlier to occur of (A) the original expiration date of the equity award and (B) the three month anniversary of the Termination Date (the “Equity Award Period”); and in the event a Change in Control has not been consummated by the end of the Equity Award Period, then the unvested portion of Executive’s equity awards shall terminate immediately without further action as of such date; and (in the event a Change in Control is consummated during the Equity Award Period, then the equity awards (excluding the MSUs) will be accelerated as set forth above and the MSUs shall be eligible to vest in accordance with the change in control provisions provided in the applicable MSU agreement).
5.Certain Reductions. Notwithstanding anything herein to the contrary, the Company shall reduce Executive’s severance benefits under this Agreement, in whole or in part, by any other severance benefits, pay in lieu of notice, or other similar benefits payable to Executive by the Company in connection with Executive’s termination, including but not limited to payments or benefits pursuant to (a) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act, or
(b) any other Company agreement, arrangement, policy or practice relating to Executive’s termination of employment with the Company. The benefits provided under this Agreement are intended to satisfy, to the greatest extent possible, any and all statutory obligations that may arise out of Executive’s termination of employment. Such reductions shall be applied on a retroactive basis, with severance benefits paid first in time being recharacterized as payments pursuant to the Company’s statutory obligation.

6.Deemed Resignation. Upon termination of Executive’s service for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its affiliates, and, at the Company’s request, Executive shall execute such documents as are necessary or desirable to effectuate

EXHIBIT 10.2
such resignations. Notwithstanding the foregoing, Executive agrees to remain reasonably available following the Termination Date to cooperate with the Company and to execute any additional documents necessary to confirm or effectuate such resignations or otherwise support a smooth transition, at no additional compensation.
7.Other Terminations. If Executive’s employment with the Company terminates for any reason other than due to a Covered Termination, then Executive shall not be entitled to any benefits hereunder other than accrued but unpaid salary, bonuses, vacation and expense reimbursements through the Termination Date in accordance with applicable law and Company policies, as applicable, and to elect any continued healthcare coverage as may be required under COBRA or similar state law.
8.Limitation on Payments. Notwithstanding anything in this Agreement to the contrary, if any payment or distribution Executive would receive pursuant to this Agreement or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall either be (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the largest payment, notwithstanding that all or some portion of the Payment may be taxable under Section 4999 of the Code. The Company shall select an adviser with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax, provided, that the adviser’s determination shall be made based upon “substantial authority” within the meaning of Section 6662 of the Code to perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such adviser required to be made hereunder. The adviser shall provide its calculations to the Company and Executive within 15 calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company. Any good faith determinations of the adviser made hereunder shall be final, binding and conclusive upon the Company and Executive. Any reduction in payments or benefits pursuant to this Section 8 shall occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits payable to Executive.
9.Definitions. The following terms used in this Agreement shall have the following meanings:

(a)“Cause” means the occurrence of any one or more of the following: (i) Executive’s willful, material, and irreparable breach of Executive’s duties to the Company; (ii) Executive’s gross negligence in the performance or intentional nonperformance of any of Executive’s material duties and responsibilities; (iii) Executive’s willful dishonesty, fraud, or misconduct with respect to the business or affairs of the Company, which materially and adversely affects the operations or reputation of the Company;
(iv) Executive’s indictment for, conviction of, or guilty plea to a felony crime involving dishonesty or moral turpitude whether or not relating to the Company; or (v) a confirmed positive illegal drug test result. The term “Company” shall be interpreted to include any subsidiary, parent, affiliate or any successor thereto, if appropriate.
(b)“Change in Control” has the meaning ascribed to such term under the Company’s 2019 Equity and Incentive Compensation Plan, as amended or amended and restated from time to time; provided, that such transaction must also constitute a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5).
(c)“Change in Control Period” means the period of time commencing three months prior to the closing of a Change in Control and ending on the 18-month anniversary of the closing such Change in Control.
(d)“Code” means the Internal Revenue Code of 1986, as amended.
(e)“Covered Termination” means the termination of Executive’s employment by either (A) the Company other than for Cause or (B) by Executive for Good Reason, in each case that (i) to the extent necessary, constitutes a Separation from Service (as defined below), and (ii) shall not include a termination due to Executive’s death or Disability. For purposes of this Section 9(e), Disability means a “permanent and total disability” as defined

EXHIBIT 10.2
in Section 22(e)(3) of the Code as certified by a physician selected by the Company and reasonably acceptable to Executive.
(f)“Good Reason” means Executive’s resignation within 30 days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Executive’s express written consent: (i) Executive is demoted by means of a material reduction in authority, responsibilities, or duties; (ii) Executive is required to render Executive’s primary employment services from a Company location that is more than 50 miles from the Company location from which Executive provides employment services to the Company at the time Executive becomes an Executive other than as has been previously contemplated by the Company and Executive; (iii) Executive’s annual base salary for a fiscal year is reduced to a level that is less than 90% of the base salary paid to Executive during the prior fiscal year; or (iv) Executive’s target annual bonus is reduced to a level that is less than 90% of the target annual bonus for Executive during the prior fiscal year. Executive shall not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within 90 days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of 30 days following the date of such notice.
(g)“Separation from Service” means a “separation from service” with the Company within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder.
(h)“Termination Date” means the date on which Executive experiences a Covered
Termination.
10.Successors.
(a)Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business or assets which executes and delivers the assumption agreement described in this Section 10(a) or which becomes bound by the terms of this Agreement by operation of law.
(b)Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

11.Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile), delivery by email or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at Executive’s address as listed in the Company’s books and records.

12.Confidentiality; Non-Disparagement.
(a)Confidentiality. Executive hereby expressly confirms Executive’s continuing obligations to the Company pursuant to that certain [Proprietary Information and Invention Assignment Agreement] by and between the Company and Executive (the “Confidential Information Agreement”).
(b)Non-Disparagement. Executive agrees that Executive shall not disparage, criticize or defame the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, stockholders or employees, either publicly or privately unless: (i) required to do so by lawful subpoena or other valid legal process, (ii) in connection with any action to enforce the terms of this Agreement, or (iii) there is reasonable cause to believe the disclosed information relates to unlawful acts in the workplace, including harassment or discrimination. Notwithstanding the foregoing, nothing in this Agreement prevents Executive from (1) participating in protected activity under Section 7 of the National Labor Relations Act (the “NLRA”); (2) filing unfair labor practices charges under the NLRA; (3) assisting others in participating in protected activity under Section 7 of the NLRA or filing unfair labor practices charges under the NLRA;

EXHIBIT 10.2
(4) otherwise cooperating with the National Labor Relations Board’s investigative process; or (5) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination.
(c)Whistleblower Protections and Trade Secrets. Notwithstanding anything to the contrary contained herein, nothing in this Agreement or the Confidential Information Agreement prohibits Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18
U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (i) Executive shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (A) for the disclosure of a trade secret that is made in confidence to a federal, state or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
13.Dispute Resolution. Except as excluded herein below, any controversy, dispute or claim arising out of or relating to this Agreement, or breach thereof (each, a “Covered Claim”), shall be resolved by final and binding arbitration administered by JAMS. The arbitration shall be conducted by a single, neutral arbitrator, pursuant to JAMS’s Employment Arbitration Rules & Procedures, available at https://www.jamsadr.com/rules-employment-arbitration/English, as in effect at the time of the initiation of arbitration, which the Company shall provide to Executive upon reasonable request, in San Jose, California. Notwithstanding anything in this Agreement to the contrary, the arbitration provisions of this Agreement shall be governed by and enforceable pursuant to the Federal Arbitration Act, and, in all other respects, the arbitrator shall apply the substantive laws of the state as provided in Section 14(e) or applicable federal law, with the same statutes of limitation and available remedies that would apply if the claims were brought in a court of law of competent jurisdiction. The costs unique to arbitration, including the arbitration administrative fees, arbitrator compensation and expenses, and any costs of any witnesses call by the arbitrator, that would not be incurred in a court proceeding shall be borne by the Company. Unless otherwise ordered by the arbitrator under applicable law, the Company and Executive shall each bear its, their, his or her own expenses, such as expert witness fees, filing fees and attorneys’ fees and costs. Nothing herein shall prevent the Company or Executive from seeking a statutory award of reasonable attorneys’ fees and costs under applicable law. THE COMPANY AND EXECUTIVE RECOGNIZE THAT, BY AGREEING TO ARBITRATE THEIR DISPUTES, EACH WAIVE ITS, THEIR, HIS OR HER RIGHT TO A TRIAL BY JURY OF ANY COVERED CLAIM. THE COMPANY AND EXECUTIVE WAIVE ITS, THEIR, HIS OR HER RIGHT TO BRING ANY COVERED CLAIM AS PART OF OR IN CONNECTION WITH A CLASS
OR COLLECTIVE ACTION. Notwithstanding the foregoing, this Section 13 shall not preclude either party from seeking a temporary restraining order or a preliminary injunction from a court of competent jurisdiction if such relief is not available in a timely fashion through arbitration. Further, this arbitration agreement shall not apply to: (a) claims for unemployment and workers’ compensation benefits; (b) sexual harassment and sexual assault disputes arising under federal, state, local, or tribal law, unless Executive elects to arbitrate such disputes; (c) claims arising under the NLRA or which are brought before the National Labor Relations Board; (d) claims brought before the Equal Employment Opportunity Commission or similar state or local agency, if Executive is required to exhaust Executive’s administrative remedies; provided, that any appeal from an award or denial of an award by any such agency or any further action upon receipt of a right-to-sue letter shall be arbitrated pursuant to the terms of this Agreement; and (e) any other claim, which by law cannot be subject to mandatory arbitration.
14.Miscellaneous Provisions.
(a)Section 409A.
(i)Separation from Service. Notwithstanding any provision to the contrary in this Agreement, no amount constituting deferred compensation subject to Section 409A of the Code shall be payable

EXHIBIT 10.2
pursuant to Section 3 or Section 4 above unless Executive’s termination of employment constitutes a Separation from Service.
(ii)Specified Employee. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed at the time of his or her Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of Executive’s Separation from Service or (B) the date of Executive’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 14(a)(ii) shall be paid in a lump sum to Executive, and any remaining payments due under this Agreement shall be paid as otherwise provided herein.
(iii)Expense Reimbursements. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Code, any such reimbursements payable to Executive pursuant to this Agreement shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement shall not be subject to liquidation or exchange for another benefit.
(iv)Installments. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.
(v)Release. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments due under this Agreement as a result of Executive’s termination of employment are subject to Executive’s execution and delivery of a Release of Claims, (A) the Company shall deliver the Release of Claims to Executive within ten business days following Executive’s Termination Date, and the Company’s failure to deliver a Release of Claims prior to the expiration of such ten business day period shall constitute a waiver of any requirement to execute a Release of Claims, (B) if Executive fails to timely execute the Release of Claims during the period set forth in the Release of Claims or timely revokes Executive’s acceptance of the Release of Claims thereafter, Executive shall not be entitled to any payments or benefits otherwise conditioned on the Release of Claims, and (C) in any case where Executive’s Termination Date and the Release Effective Date (as defined in the Release of Claims) fall in two separate taxable years, any payments required to be made to Executive that are conditioned on the Release of Claims and are treated as nonqualified deferred compensation for purposes of Section 409A of the Code shall be made in the later taxable year. To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under this Agreement as a result of Executive’s termination of employment are delayed pursuant to this Section 14(a)(v), such amounts shall be paid in a lump sum on the first payroll date following the date that Executive executes and does not revoke the Release of Claims (and the applicable revocation period has expired) or, in the case of any payments subject to Section 14(a)(v)(C), on the first payroll date to occur in the subsequent taxable year, if later.
(b)Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold.
(c)Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized member of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(d)Whole Agreement. This Agreement and the Confidential Information Agreement represent the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior promises,

EXHIBIT 10.2
arrangements and understandings regarding the same, whether written or unwritten, including, without limitation, any severance or change in control benefits in Executive’s offer letter agreement, employment agreement, change of control or severance policy, plan or agreement and/or equity award agreement previously approved by the Company.
(e)Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law provisions.
(f)Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid or unenforceable provisions had never been contained herein.
(g)Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together shall constitute one and the same Agreement.
(h)Executive Acknowledgement. Executive acknowledges that (i) Executive has consulted with or has had the opportunity to consult with independent counsel of Executive’s own choice concerning this Agreement, and has been advised to do so by the Company, and (ii) that Executive has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on Executive’s own judgment.

(Signature page follows)

EXHIBIT 10.2

The parties have executed this Agreement, in the case of the Company by its duly authorized member, as of the dates set forth below.

SYNAPTICS INCORPORATED

By:________________________________________________________
Lori Stahl
Title: SVP & Chief People Officer

Date:

EXECUTIVE

________________________________________________________
Rahul Patel
Title: President
Date:

EXHIBIT 10.2

EXHIBIT A
FORM OF
GENERAL WAIVER AND RELEASE OF CLAIMS

This General Waiver and Release of Claims (this “Release”) is made by and between [NAME] (“Executive”) and Synaptics Incorporated (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”). Capitalized terms used but not defined in this Release shall have the meanings set forth in that certain Change in Control and Severance Agreement between the Parties, dated [DATE] (the “Severance Agreement”). This Release was delivered to Executive by the Company on [DATE].
The Parties hereby agrees as follows, effective as of the Release Effective Date (as defined in Section 4 below):
1.Employment Separation. The Company and Executive agree that Executive’s employment with the Company ended on the Termination Date. [The Parties acknowledge that Executive’s termination constitutes a Covered Termination outside of a Change in Control Period.] [The Parties acknowledge that Executive’s termination constitutes a Covered Termination during a Change in Control Period.] Executive Release of Claims and Waiver.1 Executive agrees that the consideration payable to Executive pursuant to the Severance Agreement under Section [3]2[4]3, represents settlement in full of all outstanding obligations owed to Executive by the Company, any of its direct or indirect subsidiaries and affiliates, and any of their future, current and former officers, directors, equity holders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on Executive’s own behalf and on behalf of any of Executive’s heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and waives, any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Executive now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date on which Executive signs this Release, including, without limiting the generality of the foregoing, any Claims arising out of, based upon or relating to Executive’s hire, employment, remuneration or resignation by the Releasees, or any of them, Claims arising under federal, state or local laws relating to employment, Claims of any kind that may be brought in any court or administrative agency, including any Claims arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Age Discrimination in Employment Act (the “ADEA”), the Civil Rights Act of 1866, and Civil Rights Act of 1991, the Equal Pay Act, regulations of the Office of Federal Contract Compliance, the Family and Medical Leave Act, the Fair Labor Standards Act of

__________________
1 Note to Draft: To add state-specific claims based on the state of Executive’s residence.
2 Note to Draft: Insert if Executive’s termination constitutes a Covered Termination outside of a Change in Control Period.
3 Note to Draft: Insert if Executive’s termination constitutes a Covered Termination during a Change in Control Period.

EXHIBIT 10.2

1938, the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, Cal. Lab. Code § 12940 et. seq., the California Equal Pay Law, Cal. Lab. Code §§ 1197.5(a), 1199.5, the Moore-Brown-Roberti Family Rights Act of 1991, Cal. Gov’t Code §§ 12945.2, 19702.3; the California WARN Act, § 1400 et. seq, the California False Claims Act, Cal. Gov’t Code § 12650, et. seq., and/or the California Labor Code, each as amended and any other federal, state or local laws of similar effect; the employment and civil rights laws of California; Claims for breach of contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.
2.Unreleased Claims. Notwithstanding the generality of the foregoing, Executive does not release the following claims (collectively, the “Unreleased Claims”):
2.1Claims for rights set forth under the Severance Agreement;
2.2Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;
2.3Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;
2.4Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA;
2.5Claims to any benefit entitlements vested as of the date of Executive’s Termination Date, pursuant to the written terms of any Company employee benefit plan;
2.6Claims for indemnification under any indemnification agreement, the Company’s bylaws, California Labor Code § 2802 or any other applicable law;
2.7Claims for rights that cannot be waived as a matter of law; and
2.8Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination.
3.EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS EXECUTIVE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

EXHIBIT 10.2
4.ADEA/OWBPA Waiver and Acknowledgement.
4.1For Executives Age 40 and Over. Executive understands that the release set forth herein includes a release of claims Executive may have under the ADEA against any of the Releasees that may have existed on or prior to the date upon which Executive executes this Release. Executive understands that the ADEA is a federal statute that prohibits discrimination on the basis of age. Executive wishes to waive any and all claims under the ADEA that Executive may have against any of the Releasees as of the date upon which Executive executes this Release and hereby waives such claims. Executive understands that claims under the ADEA that may arise after the date on which Executive executes this Release are not waived. Executive acknowledges that Executive is receiving consideration to which Executive is not already entitled for the waiver of any and all claims under the ADEA. In accordance with the Older Workers Benefit Protection Act of 1990 (the “OWBPA”), Executive has been advised of the following:
(a)Executive should consult with an attorney before signing this Release;
(b)Executive has been given at least [twenty-one (21)]4 [forty-five (45)]5 days after the date on which Executive received a copy of this Release to consider this Release (the “Review Period”). Any changes to this Release, whether material or immaterial, shall not extend the Review Period. If Executive executes this Release before the expiration of the Review Period, Executive waives the remainder of the Review Period;
(c)Executive has seven (7) days after signing this Release to revoke it (the “Revocation Period”). If Executive wishes to revoke this Release, Executive must deliver notice of Executive’s revocation in writing, no later than 11:59 p.m. PT on the seventh (7th) day following Executive’s execution of this Release, to [CONTACT]. Executive understands that if Executive revokes this Release, it will be null and void in its entirety, and Executive will not be entitled to any payments or benefits provided in the Severance Agreement, other any accrued but unpaid salary, bonuses. benefits, vacation and expense reimbursements through the Termination Date.
(d)The “Release Effective Date” is the date on which Executive has timely signed the Release and such Release has been timely delivered to the Company and the Revocation Period has expired with no revocation.
(e)[Executive has received the information in Attachment 1, which is being provided to Executive by the Company in accordance with the ADEA and the OWBPA.]6
4.2For Executives Age 40 and Under. Executive must sign this Release no earlier than the Termination Date and no later than ten (10) business days after the date on which Executive received a copy of this Release (the “Under 40 Review Period”). Any changes to this Release, whether material or immaterial, shall not extend the Under 40 Review Period. If Executive executes this Release on or after the Termination Date and before the expiration of the Under 40 Review Period, Executive waives the remainder of the Under 40 Review Period. The Company is herein advising Executive to consult with an attorney prior to executing this Release. The “Release Effective Date” is the date on which Executive signs and returns this Release to the Company.
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4 Note to Draft: Insert if not a group termination.
5 Note to Draft: Insert if group termination.
6 Note to Draft: Insert and attach Attachment 1 if group termination.

EXHIBIT 10.2
5.Executive Representations. Executive represents and warrants that:
5.1Executive has returned to the company property in accordance with the Severance Agreement which they had in their possession, custody or control at the time Executive signed this Release;
5.2Except as set forth herein or in any related agreement, Executive is not aware of any owed wages, commissions, bonuses or other compensation, other than wages through the date of the termination of Executive’s employment, any accrued, unused vacation earned through such date, and any severance payments that become due under the Severance Agreement;
5.3During the course of Executive’s employment Executive did not sustain any injuries for which Executive might be entitled to compensation pursuant to worker’s compensation law or Executive has disclosed any injuries of which Executive is currently, reasonably aware for which Executive might be entitled to compensation pursuant to worker’s compensation law; and
5.4Executive has not initiated any adversarial proceedings of any kind against the Company or against any other person or entity released herein, nor will Executive do so in the future, except as specifically allowed by this Release.
6.Maintaining Confidential Information; Restrictive Covenants. Executive reaffirms their obligations under the Confidentiality Agreement (as defined in the Severance Agreement) and Section 12 of the Severance Agreement (including the non-disparagement covenant set forth therein). Executive acknowledges and agrees that the severance benefits provided in the Severance Agreement shall be subject to Executive’s continued compliance with Executive’s obligations under the Confidentiality Agreement and Section 12 of the Severance Agreement.
7.Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder; provided the Company shall indemnify and hold harmless Executive with respect to any such cooperation and reimburse Executive for Executive’s reasonable costs and expenses (including legal counsel selected by Executive and reasonably acceptable to the Company) and such cooperation shall not unreasonably burden Executive or unreasonably interfere with any subsequent employment that Executive may undertake.
8.Choice of Law; Dispute Resolution. All questions concerning the construction, validity and interpretation of this Release shall be governed by the laws of the State of California without regard to its conflicts of law provisions. Section 13 of the Severance Agreement will govern any controversy, dispute or claim arising out of or relating to this Release.

EXHIBIT 10.2

9.Voluntary Execution of Release. Executive understands and agrees that Executive executed this Release voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees (except for the Unreleased Claims). Executive acknowledges that:
(a) Executive has read this Release; (b) Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Release; (c) Executive has been represented in the execution of this Release by legal counsel of Executive’s own choice or has elected not to retain legal counsel; (d) Executive understands the terms and consequences of this Release and of the releases it contains; and (e) Executive is fully aware of the legal and binding effect of this Release.
10.Severability. Executive acknowledges and agrees that if any provision of this Release is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of this Release shall continue in full force and effect.
11.Counterparts. This Release may be executed in multiple counterparts and may be transmitted electronically by .pdf, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.
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The parties have executed this Release, in the case of the Company by its duly authorized member, as of the dates set forth below.

SYNAPTICS INCORPORATED

By: /s/ Lori Stahl
Title: SVP & Chief People Officer
Date: May 19, 2025

EXECUTIVE

/s/ Rahul Patel

Date: May 19, 2025

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ATTACHMENT 1 OWBPA DISCLOSURE (IF APPLICABLE)